Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-144595, 333-177834 and 333-213817), pertaining to the 1992 Stock Option and Incentive Plan, 2003 Share Option Plan, 2005 Special Incentive Share Option Plan and 2011 Share Incentive Plan of Sapiens International Corporation N.V., and in the Registration Statement on Form F-3 (No. 333- 207414) of our reports, dated April 10, 2018, with respect to the consolidated financial statements of Sapiens International Corporation N.V. and the effectiveness of internal control over financial reporting of Sapiens International Corporation N.V. included in this Annual Report on Form 20-F for the year ended December 31, 2017.

Tel Aviv, Israel

April 10, 2018
/s/ KOST FORER GABBAY & KASIERER
A Member of EY Global